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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263



                 FINAL TERMS NO. 1724 DATED 27TH SEPTEMBER 2007

                         QUEENSLAND TREASURY CORPORATION

                   ISSUE OF A$ 132,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011,
      CURRENTLY TOTALING A$ 3,049,408,000.00 (A$ 1,989,383,000.00 INCLUDING
                                   BUY BACKS)

                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.  (i)   Issuer:                          Queensland Treasury Corporation

    (ii) Guarantor:                        The Treasurer on behalf of the
                                           Government of Queensland

2.  Benchmark line:                        2011
                                           (to be consolidated and form a single
                                           series with QTC 6% Global A$ Bonds
                                           due 14 June, 2011, ISIN US748305C27)

3.  Specific Currency or Currencies:       AUD ("A$")

4.  (i)   Issue price:                     99.531%%

    (ii)  Dealers' fees and commissions    No fee or commission is payable in
          paid by Issuer:                  respect of the issue of the bond(s)
                                           described in these final terms (which
                                           will constitute a "pricing
                                           supplement" for purposes of any
                                           offers or sales in the United States
                                           or to U.S. persons). Instead, QTC
                                           pays fees
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                                           and commissions in accordance with
                                           the procedure described in the QTC
                                           Offshore and Onshore Fixed Interest
                                           Distribution Group Operational
                                           Guidelines.

5.  Specified Denominations:               A$1,000

6.  (i)   Issue Date:                      2nd October 2007

    (ii)  Record Date (date on and from    6 June/6 December
          which security is Ex-interest):

    (iii) Interest Payment Dates:          14 June/14 December

7.  Maturity Date:                         14 June 2011

8.  Interest Basis:                        6 per cent Fixed Rate

9.  Redemption/Payment Basis:              Redemption at par

10. Change of Interest Basis or            Not Applicable
    Redemption/Payment Basis:

11. (i)   Status of the Bonds:             Senior and rank pari passu with other
                                           senior, unsecured debt obligations of
                                           QTC

    (ii)  Status of the Guarantee:         Senior and ranks pari passu with all
                                           its other unsecured obligations

12. Method of distribution:                Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions
    Applicable

    (i)   Rate(s) of Interest:             6 percent per annum payable
                                           semi-annually in arrears

    (ii)  Interest Payment Date(s):        14 June and 14 December in each year
                                           up to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):          A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):           Not Applicable

    (v)   Other terms relating to the      None
          method of calculating
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    interest for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14. Final Redemption Amount:               A$1,000 per bond of A$1,000 Specified
                                           Denomination (N.B. If the Final
                                           Redemption Amount is different from
                                           100% of the nominal value the Notes
                                           will be derivative securities for the
                                           purposes of the Prospectus Directive
                                           and the requirements of Annex XII to
                                           the Prospectus Directive Regulation
                                           will apply and the Issuer will
                                           prepare and publish a supplement to
                                           the prospectus supplement)

15. Early Redemption Amount(s) payable     Not Applicable
    on redemption for taxation reasons
    or on event of default and/or the
    method of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                         Permanent Global Note not exchangeable
                                           for Definitive Bonds

17. Additional Financial Centre(s) or      Not Applicable
    other special provisions relating to
    Payment Dates:

18. Talons for future Coupons or           No
    Receipts to be attached to
    Definitive Bonds (and dates on which
    such Talons mature):

19. Other terms or special conditions:     Not Applicable

                                  DISTRIBUTION

20. (i)   If syndicated, names and         Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:        27th September 2007 (the "Trade Date")

    (iii) Stabilizing Manager(s)           Not Applicable
          (if any):

21. If non-syndicated, name and address    Royal Bank of Canada DS Global Markets
    of relevant Dealer:                    Level 18
                                           167 Macquarie Street
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                                           Sydney NSW 2000
    Whether TEFRA D or TEFRA C             TEFRA Not Applicable
    rules applicable or TEFRA
    rules not applicable:

23. Additional selling restrictions:       Not Applicable
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LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

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1.  LISTING

    (i)   Listing:                         Bourse de Luxembourg.

    (ii)  Admission to trading:            Application has been made for the
                                           bonds to be admitted to trading on
                                           the regulated market of the Bourse de
                                           Luxembourg with effect from the Issue
                                           Date.

2.  RATINGS

    Ratings:                               The bonds to be issued have been rated:

                                           S&P:       AAA
                                           Moody's:   Aaa

                                           An obligation rated 'AAA' by S&P has
                                           the highest credit rating assigned by
                                           Standard & Poor's. The obligor's
                                           capacity to meet its financial
                                           commitment on the obligation is
                                           extremely strong.

                                           Obligations rated Aaa by Moody's are
                                           judged to be of the highest quality
                                           with minimal credit risk.
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                                           A credit rating is not a
                                           recommendation to buy, sell or hold
                                           securities and may be revised or
                                           withdrawn by the rating agency at any
                                           time. Each rating should be evaluated
                                           independently of any other rating.

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)   Reasons for the Offer:           See "Use of Proceeds" section in the
                                           prospectus supplement.

    (ii)  Estimated net proceeds:          Not Applicable.

    (iii) Estimated total expenses:        Not Applicable.

5.  YIELD

    Indication of yield:                   6.70%

                                           Calculated as 7 basis points less
                                           than the yield on the equivalent A$
                                           Domestic Bond issued by the Issuer
                                           under its Domestic A$ Bond Facility
                                           on the Trade Date.

                                           The yield is calculated on the Trade
                                           Date on the basis of the Issue Price.
                                           It is not an indication of future
                                           yield.

6.  OPERATIONAL INFORMATION

    (i)   ISIN Code:                       US748305BC27

    (ii)  Common Code:                     010926238

    (iii) CUSIP Code:                      748305BC2

    (iv)  Any clearing system(s) other     Not Applicable
          than Depositary Trust Company,
          Euroclear Bank S.A./N.V. and
          Clearstream Banking, societe
          anonyme and the relevant
          identification number(s):

    (v)   Delivery:                        Delivery free of payment

    (vi)  Names and addresses of           Not Applicable
          additional Paying Agent(s)
          (if any):
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